EX-99.77D: Policies with respect to security investments.

(f)(1) Effective July 31, 2014, the policy with respect to the portfolio turnover of the Income Equity Fund was amended to state as follows:

PORTFOLIO TURNOVER RISK is the risk that high portfolio turnover is likely to lead to increased Fund expenses that may result in lower investment returns. High portfolio turnover also is likely to result in higher short-term capital gains taxable to shareholders.

(f)(2) Effective July 31, 2014, the policy with respect to the portfolio turnover of the Large Cap Value Fund was amended to state as follows:

PORTFOLIO TURNOVER RISK is the risk that high portfolio turnover is likely to lead to increased Fund expenses that may result in lower investment returns. High portfolio turnover also is likely to result in higher short-term capital gains taxable to shareholders.

(g)(1) Effective May 22, 2014, the investment objectives and strategies of the Fixed Income Fund, Short Bond Fund, Short Intermediate U.S. Government Fund, U.S. Treasury Index Fund, International Equity Fund, Large Cap Equity Fund and Large Cap Growth Fund were amended and restated as follows:

INVESTMENT OBJECTIVES AND STRATEGIES

The following supplements the investment objectives, strategies and risks of the Funds as set forth in the Prospectuses. The investment objective of each Fund may be changed by the Board of Trustees without shareholder approval. Except as expressly noted below, each Fund’s investment strategies may be changed without shareholder approval. In addition to the instruments discussed below and in the Prospectuses, each Fund may purchase other types of financial instruments, however designated, whose investment and credit quality characteristics are determined by Northern Trust Investments, Inc. (“NTI” or the “Investment Adviser”) to be substantially similar to those of any other investment otherwise permitted by a Fund’s investment strategies.

(g)(2) Effective May 22, 2014, the investment objectives and strategies of the Stock Index Fund, International Equity Fund and Small Cap Index Fund were amended and restated as follows:

INVESTMENT OBJECTIVES AND STRATEGIES

The following supplements the investment objectives, strategies and risks of the Funds as set forth in the Prospectuses. The investment objective of each Fund may be changed by the Board of Trustees without shareholder approval. Except as expressly noted below, each Fund’s investment strategies may be changed without shareholder approval. In addition to the instruments discussed below and in the Prospectuses, each Fund may purchase other types of financial instruments, however designated, whose investment and credit quality characteristics are determined by Northern Trust Investments, Inc. (“NTI” or the “Investment Adviser”) to be substantially similar to those of any other investment otherwise permitted by a Fund’s investment strategies.

(g)(3) Effective July 1, 2014, the investment objectives of the Global Tactical Asset Allocation Fund were amended and restated as follows:

Shareholders of the Fund have approved a change in the Fund’s fundamental investment objective to non-fundamental, which will permit the Trustees of Northern Funds, instead of shareholders, to approve a change in the objective.

The third paragraph under “SECURITIES, TECHNIQUES AND RISKS – Additional information on Investment Objectives, Principal Investment Strategies and Related Risks” on page 26 of the Prospectus is amended and restated as follows:

INVESTMENT OBJECTIVE. The investment objective of the Fund may be changed by the Trust’s Board of Trustees without shareholder approval. Shareholders will, however, be notified of any changes. Any such change may result in the Fund having an investment objective different from the objective that the shareholder considered appropriate at the time of investment in the Fund.

(g)(4) Effective July 31, 2014, the principal investment strategies of the Income Equity Fund were amended and restated as follows:

In seeking to achieve its investment objective, the Fund will, under normal circumstances, invest at least 80% of its net assets in income-producing equity securities, including dividend-paying common and preferred stocks and convertible securities. The Fund also may invest up to 20% of its net assets in a broad range of non-convertible fixed-income securities without limitation as to maturity. The Fund seeks to provide a high level of current income relative to other mutual funds that invest in equity securities.

Using a quantitative rank and supporting fundamental analysis, the Fund’s investment adviser buys and sells securities based on factors including, but not limited to a company’s:

•	Profitability;
•	Capital decisions;
•	Cash coverage; and
•	Dividend yield

In determining capital appreciation potential, the Fund’s investment adviser uses a proprietary quantitative ranking that is designed to provide exposure to quality characteristics. Beginning with a broad universe of liquid securities, the Fund’s investment adviser applies the proprietary quality score to screen out low-quality securities. The Fund’s investment adviser then selects stocks from the remaining universe of securities giving exposure to securities ranking at the top in both quality and dividend yield. Final purchase decisions are made based on a fundamental review of these companies and on a desired level of diversification. The Fund’s investment adviser will normally sell a security that it believes is no longer attractive based upon the evaluation criteria described above.

(g)(5) Effective July 31, 2014, the principal investment strategies of the Large Cap Value Fund Principal Investment Strategies were amended and restated as follows:

In seeking long-term capital appreciation, the Fund will invest, under normal circumstances, at least 80% of its net assets in equity securities of large capitalization companies. Large capitalization companies generally are considered to be those whose market capitalization is, at the time the Fund makes an investment, within the range of the market capitalization of the companies in the Russell 1000® Value Index. Companies whose capitalization no longer meets this definition after purchase may continue to be considered large capitalization companies. As of May 30, 2014, the market capitalization of the companies in the Russell 1000 Value Index (as reconstituted) was between approximately $2.2 billion and $431.7 billion. The size of companies in the Russell 1000 Value Index changes with market conditions. In addition, changes to the composition of the Russell 1000 Value Index can change the market capitalization range of companies in the Russell 1000 Value Index. The Fund is not limited to the stocks included in the Russell 1000 Value Index and may invest in other stocks that meet the Fund’s investment adviser’s criteria discussed below.

In buying stocks, the Fund’s investment adviser uses a quantitatively managed strategy designed to provide exposure to value and quality factors. Beginning with a broad universe of liquid securities, the Fund’s investment adviser applies its value screen and proprietary quality score to eliminate low-quality securities. The Fund’s investment adviser then optimizes the remaining universe of securities for the appropriate capitalization and diversification goals, while giving exposure to securities ranking in the top quintiles of quality and value. The Fund’s investment adviser also performs a risk management analysis in which risk exposures are measured and managed at the security, sector, region and portfolio levels. Final purchase decisions are made based on a fundamental review of these companies and on a desired level of diversification. The Fund’s investment adviser will normally sell a security that it believes is no longer attractive based upon the evaluation criteria described above.

Frank Russell Company does not endorse any of the securities in the Russell 1000 Value Index. It is not a sponsor of the Large Cap Value Fund and is not affiliated with the Fund in any way.

(g)(6) Effective September 4, 2014, the investment objective of the Large Cap Core Fund (formerly known as the Enhanced Large Cap Fund) was amended to state as follows:

The Fund seeks long-term growth of capital. Any income received is incidental to this objective.